SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

Information to be Included in Statements Filed Pursuant to § 240.13d-1(b), (c) and (d) and

Amendments Thereto Filed Pursuant to § 240.13d-2

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

23andMe Holding Co.

(Name of Issuer)

Class A Common Stock, par value $0.0001 per share

(Title of Class of Securities)

90138Q306**

(CUSIP Number)

September 30, 2024

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

**	This CUSIP number applies to the Issuer’s Class A Common Stock.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GROWTH FUND III, L.P. (“SEQUOIA CAPITAL GROWTH FUND III”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 181,716, of which 181,716 are Class B shares
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 181,716, of which 181,716 are Class B shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 181,716
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.0%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 17,514,628 shares of Class A Common Stock outstanding as of October 16, 2024, as reported in the Issuer’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 16, 2024.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. GROWTH FUND VII, L.P. (“SEQUOIA CAPITAL U.S. GROWTH FUND VII”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 306,783, of which 306,783 are Class B shares
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 306,783, of which 306,783 are Class B shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 306,783
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.7%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 17,514,628 shares of Class A Common Stock outstanding as of October 16, 2024, as reported in the Issuer’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 16, 2024.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND, L.P. (“SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 25,235, of which 25,235 are Class B shares
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 25,235, of which 25,235 are Class B shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 25,235
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 17,514,628 shares of Class A Common Stock outstanding as of October 16, 2024, as reported in the Issuer’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 16, 2024.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. GROWTH FUND VIII, L.P. (“SEQUOIA CAPITAL U.S. GROWTH FUND VIII”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 190,917, of which 190,917 are Class B shares
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 190,917, of which 190,917 are Class B shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 190,917
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.1%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 17,514,628 shares of Class A Common Stock outstanding as of October 16, 2024, as reported in the Issuer’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 16, 2024.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GLOBAL GROWTH FUND II, L.P. (“SEQUOIA CAPITAL GLOBAL GROWTH FUND II”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 183,516, of which 183,516 are Class B shares
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 183,516, of which 183,516 are Class B shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 183,516
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.0%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 17,514,628 shares of Class A Common Stock outstanding as of October 16, 2024, as reported in the Issuer’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 16, 2024.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND, L.P. (“SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,758, of which 2,758 are Class B shares
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,758, of which 2,758 are Class B shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,758
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 17,514,628 shares of Class A Common Stock outstanding as of October 16, 2024, as reported in the Issuer’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 16, 2024.

1	NAME OF REPORTING PERSON SCGF III MANAGEMENT, LLC (“SCGF III MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 181,716, of which 181,716 are Class B shares directly owned by SEQUOIA CAPITAL GROWTH FUND III. The general partner of SEQUOIA CAPITAL GROWTH FUND III is SCGF III MANAGEMENT.
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 181,716, of which 181,716 are Class B shares directly owned by SEQUOIA CAPITAL GROWTH FUND III. The general partner of SEQUOIA CAPITAL GROWTH FUND III is SCGF III MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 181,716
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.0%1
12	TYPE OF REPORTING PERSON OO

1

Based on a total of 17,514,628 shares of Class A Common Stock outstanding as of October 16, 2024, as reported in the Issuer’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 16, 2024.

1	NAME OF REPORTING PERSON SC U.S. GROWTH VII MANAGEMENT, L.P. (“SC U.S. GROWTH VII MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

 SHARED VOTING POWER

332,018, of which 306,783 are Class B shares directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VII and 25,235 are Class B shares directly owned by SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL U.S. GROWTH FUND VII and SEQUOIA CAPITAL U.S. GROWTH FUND VII PRINCIPALS FUND is SC U.S. GROWTH VII MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 0
	8

 SHARED DISPOSITIVE POWER

332,018, of which 306,783 are Class B shares directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VII and 25,235 are Class B shares directly owned by SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL U.S. GROWTH FUND VII and SEQUOIA CAPITAL U.S. GROWTH FUND VII PRINCIPALS FUND is SC U.S. GROWTH VII MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 332,018
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.9%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 17,514,628 shares of Class A Common Stock outstanding as of October 16, 2024, as reported in the Issuer’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 16, 2024.

1	NAME OF REPORTING PERSON SC U.S. GROWTH VIII MANAGEMENT, L.P. (“SC U.S. GROWTH VIII MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

 SHARED VOTING POWER

190,917, of which 190,917 are Class B shares directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VIII. The General Partner of SEQUOIA CAPITAL U.S. GROWTH FUND VIII is SC U.S. GROWTH VIII MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 0
8

 SHARED DISPOSITIVE POWER

190,917, of which 190,917 are Class B shares directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VIII. The General Partner of SEQUOIA CAPITAL U.S. GROWTH FUND VIII is SC U.S. GROWTH VIII MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 190,917
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.1%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 17,514,628 shares of Class A Common Stock outstanding as of October 16, 2024, as reported in the Issuer’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 16, 2024.

1	NAME OF REPORTING PERSON SC GLOBAL GROWTH II MANAGEMENT, L.P. (“SC GLOBAL GROWTH II MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

 SHARED VOTING POWER

186,274 shares, of which 183,516 are Class B shares directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND II and 2,758 are Class B shares directly owned by SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND II and SEQUOIA CAPITAL GLOBAL GROWTH FUND II PRINCIPALS FUND is SC GLOBAL GROWTH II MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 0
8

 SHARED DISPOSITIVE POWER

186,274 shares, of which 183,516 are Class B shares directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND II and 2,758 are Class B shares directly owned by SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND II and SEQUOIA CAPITAL GLOBAL GROWTH FUND II PRINCIPALS FUND is SC GLOBAL GROWTH II MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 186,274
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.1%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 17,514,628 shares of Class A Common Stock outstanding as of October 16, 2024, as reported in the Issuer’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 16, 2024.

1	NAME OF REPORTING PERSON SC US (TTGP), LTD. (“SC US (TTGP)”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

 SHARED VOTING POWER

709,209 shares, of which 306,783 are Class B shares directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VII, 25,235 are Class B shares directly owned by SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND, 190,917 are Class B shares directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VIII, 183,516 are Class B shares directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND II and 2,758 are Class B shares directly owned by SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL U.S. GROWTH FUND VII and SEQUOIA CAPITAL U.S. GROWTH FUND VII PRINCIPALS FUND is SC U.S. GROWTH VII MANAGEMENT. The General Partner of SEQUOIA CAPITAL U.S. GROWTH FUND VIII is SC U.S. GROWTH VIII MANAGEMENT. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND II and SEQUOIA CAPITAL GLOBAL GROWTH FUND II PRINCIPALS FUND is SC GLOBAL GROWTH II MANAGEMENT. SC US (TTGP) is the General Partner of each of SC U.S. GROWTH VII MANAGEMENT, SC U.S. GROWTH VIII MANAGEMENT and SC GLOBAL GROWTH II MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 0
8

 SHARED DISPOSITIVE POWER

709,209 shares, of which 306,783 are Class B shares directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VII, 25,235 are Class B shares directly owned by SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND, 190,917 are Class B shares directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VIII, 183,516 are Class B shares directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND II and 2,758 are Class B shares directly owned by SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL U.S. GROWTH FUND VII and SEQUOIA CAPITAL U.S. GROWTH FUND VII PRINCIPALS FUND is SC U.S. GROWTH VII MANAGEMENT. The General Partner of SEQUOIA CAPITAL U.S. GROWTH FUND VIII is SC U.S. GROWTH VIII MANAGEMENT. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND II and SEQUOIA CAPITAL GLOBAL GROWTH FUND II PRINCIPALS FUND is SC GLOBAL GROWTH II MANAGEMENT. SC US (TTGP) is the General Partner of each of SC U.S. GROWTH VII MANAGEMENT, SC U.S. GROWTH VIII MANAGEMENT and SC GLOBAL GROWTH II MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 709,209
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.9%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 17,514,628 shares of Class A Common Stock outstanding as of October 16, 2024, as reported in the Issuer’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 16, 2024.

1	NAME OF REPORTING PERSON DOUGLAS LEONE (“DL”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 33,846
	6

 SHARED VOTING POWER

186,274 shares, of which 183,516 are Class B shares directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND II and 2,758 are Class B shares directly owned by SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND II and SEQUOIA CAPITAL GLOBAL GROWTH FUND II PRINCIPALS FUND is SC GLOBAL GROWTH II MANAGEMENT. SC US (TTGP) is the General Partner of SC GLOBAL GROWTH II MANAGEMENT. The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND II and SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND are Messrs. DL and RB.

	7	SOLE DISPOSITIVE POWER 33,846
	8

 SHARED DISPOSITIVE POWER

186,274 shares, of which 183,516 are Class B shares directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND II and 2,758 are Class B shares directly owned by SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND II and SEQUOIA CAPITAL GLOBAL GROWTH FUND II PRINCIPALS FUND is SC GLOBAL GROWTH II MANAGEMENT. SC US (TTGP) is the General Partner of SC GLOBAL GROWTH II MANAGEMENT. The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND II and SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND are Messrs. DL and RB.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 220,120
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.2%1
12	TYPE OF REPORTING PERSON IN

1

Based on a total of 17,514,628 shares of Class A Common Stock outstanding as of October 16, 2024, as reported in the Issuer’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 16, 2024.

1	NAME OF REPORTING PERSON ROELOF BOTHA (“RB”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 55,385
	6

 SHARED VOTING POWER

186,274 shares, of which 183,516 are Class B shares directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND II and 2,758 are Class B shares directly owned by SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND II and SEQUOIA CAPITAL GLOBAL GROWTH FUND II PRINCIPALS FUND is SC GLOBAL GROWTH II MANAGEMENT. SC US (TTGP) is the General Partner of SC GLOBAL GROWTH II MANAGEMENT. The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND II and SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND are Messrs. DL and RB.

	7	SOLE DISPOSITIVE POWER 55,385
	8

 SHARED DISPOSITIVE POWER

186,274 shares, of which 183,516 are Class B shares directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND II and 2,758 are Class B shares directly owned by SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND II and SEQUOIA CAPITAL GLOBAL GROWTH FUND II PRINCIPALS FUND is SC GLOBAL GROWTH II MANAGEMENT. SC US (TTGP) is the General Partner of SC GLOBAL GROWTH II MANAGEMENT. The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND II and SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND are Messrs. DL and RB.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 241,659
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.4%1
12	TYPE OF REPORTING PERSON IN

1

Based on a total of 17,514,628 shares of Class A Common Stock outstanding as of October 16, 2024, as reported in the Issuer’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 16, 2024.

ITEM 1.

(a) Name of Issuer:

23andMe Holding Co.

(b) Address of Issuer’s Principal Executive Offices:

223 N. Mathilda Avenue

Sunnyvale, California 94086

ITEM 2.

(a) Name of Persons Filing:

Sequoia Capital Growth Fund III, L.P.

Sequoia Capital U.S. Growth Fund VII, L.P.

Sequoia Capital U.S. Growth VII Principals Fund, L.P.

Sequoia Capital U.S. Growth Fund VIII, L.P.

Sequoia Capital Global Growth Fund II, L.P.

Sequoia Capital Global Growth II Principals Fund, L.P.

SCGF III Management, L.P.

SC U.S. Growth VII Management, L.P.

SC U.S. Growth VIII Management, L.P.

SC Global Growth II Management, L.P.

SC US (TTPG), Ltd.

Douglas Leone

Roelof Botha

The general partner of SEQUOIA CAPITAL GROWTH FUND III is SCGF III MANAGEMENT.

The General Partner of each of SEQUOIA CAPITAL U.S. GROWTH FUND VII and SEQUOIA CAPITAL U.S. GROWTH FUND VII PRINCIPALS FUND is SC U.S. GROWTH VII MANAGEMENT. SC US (TTGP) is the General Partner of SC U.S. GROWTH VII MANAGEMENT.

The General Partner of SEQUOIA CAPITAL U.S. GROWTH FUND VIII is SC U.S. GROWTH VIII MANAGEMENT. SC US (TTGP) is the General Partner of SC U.S. GROWTH VIII MANAGEMENT.

The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND II and SEQUOIA CAPITAL GLOBAL GROWTH FUND II PRINCIPALS FUND is SC GLOBAL GROWTH II MANAGEMENT. SC US (TTGP) is the General Partner of SC GLOBAL GROWTH II MANAGEMENT. The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND II and SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND are Messrs. DL and RB.

(b) Address of Principal Business Office or, if none, Residence:

2800 Sand Hill Road, Suite 101

Menlo Park, CA 94025

(c) Citizenship:

SEQUOIA CAPITAL U.S. GROWTH FUND VII, SEQUOIA CAPITAL U.S. GROWTH FUND VII PRINCIPALS FUND, SEQUOIA CAPITAL U.S. GROWTH FUND VIII, SEQUOIA CAPITAL GLOBAL GROWTH FUND II, L.P., SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND, L.P., SC U.S. GROWTH VII MANAGEMENT, L.P., SC U.S. GROWTH VIII MANAGEMENT, L.P., SC GLOBAL GROWTH II MANAGEMENT, L.P., SC US (TTGP), LTD., Cayman Islands

SEQUOIA CAPITAL GROWTH FUND III, SCGF III MANAGEMENT: Delaware

DL, RB: USA

(d) CUSIP Number:

90138Q306

ITEM 3.

If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

ITEM 4.	OWNERSHIP

SEE ROWS 5 THROUGH 11 OF COVER PAGES

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

NOT APPLICABLE

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

NOT APPLICABLE

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.

NOT APPLICABLE

ITEM 10.	CERTIFICATION

NOT APPLICABLE

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: October 21, 2024

Sequoia Capital Growth Fund III, L.P.

By: SCGF III Management, LLC its General Partner

By:	/s/ Jung Yeon Son
Jung Yeon Son, by power of attorney for Roelof Botha, Director

Sequoia Capital U.S. Growth Fund VII, L.P. By: SC U.S. Growth VII Management, L.P. its General Partner By: SC US (TTGP), Ltd. its General Partner

By:	/s/ Jung Yeon Son
Jung Yeon Son, by power of attorney for Roelof Botha, Director

Sequoia Capital U.S. Growth VII Principals Fund, L.P. By: SC U.S. Growth VII Management, L.P. its General Partner By: SC US (TTGP), Ltd. its General Partner

By:	/s/ Jung Yeon Son
Jung Yeon Son, by power of attorney for Roelof Botha, Director

Sequoia Capital U.S. Growth Fund VIII, L.P. By: SC U.S. Growth VIII Management, L.P. its General Partner By: SC US (TTGP), Ltd. its General Partner

By:	/s/ Jung Yeon Son
Jung Yeon Son, by power of attorney for Roelof Botha, Director

Sequoia Capital Global Growth Fund II, L.P.

By: SC Global Growth II Management, L.P. its General Partner

By: SC US (TTGP), Ltd. its General Partner

By:	/s/ Jung Yeon Son
Jung Yeon Son, by power of attorney for Roelof Botha, Director

Sequoia Capital Global Growth II Principals Fund, L.P. By: SC Global Growth II Management, L.P. its General Partner By: SC US (TTGP), Ltd. its General Partner

By:	/s/ Jung Yeon Son
Jung Yeon Son, by power of attorney for Roelof Botha, Director

SCGF III Management, LLC

By:	/s/ Jung Yeon Son
Jung Yeon Son, by power of attorney for Roelof Botha, Director

SC U.S. Growth VII Management, L.P. By: SC US (TTGP), Ltd. its General Partner

By:	/s/ Jung Yeon Son
Jung Yeon Son, by power of attorney for Roelof Botha, Director

SC U.S. Growth VIII Management, L.P. By: SC US (TTGP), Ltd. its General Partner

By:	/s/ Jung Yeon Son
Jung Yeon Son, by power of attorney for Roelof Botha, Director

SC Global Growth II Management, L.P. By: SC US (TTGP), Ltd. its General Partner

By:	/s/ Jung Yeon Son
Jung Yeon Son, by power of attorney for Roelof Botha, Director

SC US (TTGP), Ltd.

By:	/s/ Jung Yeon Son
Jung Yeon Son, by power of attorney for Roelof Botha, Director

Douglas Leone

By:	/s/ Jung Yeon Son
Jung Yeon Son, by power of attorney for Douglas Leone

Roelof Botha

By:	/s/ Jung Yeon Son
Jung Yeon Son, by power of attorney for Roelof Botha